SPD NEWS FROM THE 2012 AIRCRAFT INTERIORS EXPO
IN HAMBURG, GERMANY

HAMBURG, GERMANY, March 29, 2012 – This week at the 2012 Aircraft Interiors Expo in Hamburg, SPD-Smart electronically dimmable aircraft windows had a strong presence throughout the exhibit halls at the booths of licensees of Research Frontiers (Nasdaq: REFR) and their strategic partners. In addition, several important announcements were issued from the show floor that highlight the increased investments in, and expansion of, the SPD-Smart infrastructure. We invite you to review this summary of the week’s important events.

Vision Systems
On March 26, Research Frontiers licensee Vision Systems issued a press release announcing its expansion plans for SPD production. Vision Systems’ CEO Carl Putman indicated that Vision Systems has “invested over $750,000 to further upgrade our factory in France and establish a dedicated production facility for SPD-Smart Nuance and Noctis products which will be completed in July of this year.” Vision Systems also announced plans for a second SPD production facility to be located in the United States. This second plant is expected to be in production of Vision Systems’ SPD-Smart Nuance and Noctis dimmable windows and cabin dividers in 2013.

At their booth this week, Vision Systems featured its Nuance and Noctis SPD-Smart windows, which were fully integrated into Vision Systems’ cabin management system and controlled using an app installed by the user on an Apple or Android device. Over the past year, Bombardier Aerospace, HondaJet and other OEMs have showcased Vision Systems’ SPD-Smart aerospace and transportation products at some of the world’s leading industry trade events.

View a video of an SPD-Smart aerospace window from Vision Systems booth at the 2012 Aircraft Interiors Expo.

Isoclima
The 2012 Aircraft Interiors Expo was the event selected by Research Frontiers licensee Isoclima for the world premier of its SPD-Smart CromaLite aircraft windows. On March 27, Isoclima issued a press release announcing this new addition to its product line. At the Hamburg Airshow this week, Isoclima’s SPD-Smart CromaLite dimmable aircraft windows were featured, along with their CromaLite marine windows. A demonstration of Isoclima’s CromaLite aerospace window is available in a video from the exhibition hall of the Aircraft Interiors Expo.

This world premier of SPD-Smart aircraft products follows another major milestone achieved by Isoclima – earlier this month at the Geneva Auto Show, it was announced that Isoclima’s CromaLite brand of SPD-SmartGlass was chosen as standard equipment for the side passenger windows of the new Mercedes-Benz Viano Pearl limited edition luxury van.

InspecTech Aero Service and MSA Aircraft Products
Research Frontiers licensee InspecTech’s strategic partner MSA Aircraft Products showcased SPD-Smart shades at its Expo booth – products now being offered which combine InspecTech’s SPD-Smart iShade dimmable window with an elegant pleated shade. MSA’s pleated shades have been the dominant choice for window treatments among aircraft operators, with over 40,000 units produced. The integration of InspecTech’s SPD-Smart iShade greatly enhances the flexibility and light-control capability now available to MSA Aircraft Products’ customers. The partnership with MSA extends the distribution of InspecTech’s SPD-Smart iShades, which is already being used on 28 models of aircraft.

MSA’s SPD-Smart products offer a combination of performance benefits in a single system – view preservation, variable shading, complete privacy, and a broader set of interior design options with the addition of a pleated shade. This integration highlights the creative potential and adaptability of SPD technology.

View a video of an SPD-Smart aerospace window from InspecTech in MSA Aircraft Products’ booth at the 2012 Aircraft Interiors Expo.

Joseph M. Harary, President and CEO of Research Frontiers commented: “We were pleased to see SPD-Smart technology had a broad presence at the Aircraft Interiors Expo, which is one of the aircraft industry’s leading events. This enabled our licensees to demonstrate to their customers a benefits package unavailable from any other electronically dimmable window shade – instant tuning, heat rejection, cabin noise reduction and weight savings.”

To learn more about Research Frontiers and SPD-Smart light-control technology, go to www.SmartGlass.com or follow us on our Twitter and Facebook sites.

For inquiries about SPD-SmartGlass technology, to arrange a presentation or to visit the Research Frontiers Design Center, please contact:

Joseph M. Harary, President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com